SUBSIDIARIES OF
                        ALLOU HEALTH & BEAUTY CARE, INC.




NAME                                 STATE OF INCORPORATION          % OWNED
- -----                                ----------------------          --------
Allou Distributors, Inc.                    New York                   100%
M. Sobol, Inc.                              New York                   100%
Allou Personal Care Corporation             New York                   100%